EXHIBIT 21

                  SUBSIDIARIES OF BENCHMARK ELECTRONICS, INC.


Electronics Acquisition, Inc., a Texas corporation
EMD Associates, Inc., a Minnesota corporation
EMD-Foreign Sales Corporation, a Barbados corporation

All subsidiaries are wholly owned, directly or indirectly, by Benchmark Electronics, Inc.